Exhibit 10.3

SAFE HARBOR

November 2, 2026

Sent via email to: [***]

Dear Chris,

We are very pleased to extend an offer of employment to you for the position of Principal Accounting Officer with SHF, LLC dba Safe Harbor Financial ("Safe Harbor" or the "Company"), a subsidiary of SHF Holdings, Inc. (Nasdaq: SHFS) ("SHF Holdings").

Job Duties:

As a key member of the executive leadership team, the Principal Accounting Officer will be responsible for the financial operations and fiscal integrity of the Company and SHF Holdings. This role oversees accounting, financial planning and analysis, treasury, tax, internal controls, risk management, and compliance with all public company reporting and regulatory requirements, and partners closely with the CEO, Board of Directors, and Audit Committee. You will report directly to the Chief Executive Officer. Subject to appointment by the Board of Directors of SHF Holdings, you will also serve as an officer and Corporate Secretary of SHF Holdings, responsible for corporate secretarial functions, including preparing and maintaining minutes of meetings of the Board of Directors and its committees, maintaining corporate records, and supporting board and committee governance.

Start Date:

November 3, 2026

Work Location:

You will work primarily from Arizona, with travel to Safe Harbor's offices and other locations as reasonably required to perform your duties.

Compensation & Benefits:

- **Base Salary:** $220,000 per year, payable in accordance with Safe Harbor's standard payroll practices and subject to all withholdings and deductions as required by law.
- **Billable Hours Compensation:** In addition to your base salary, you will be eligible to earn $125 per hour for each billable hour you incur on SHF Managed Services client engagements, as recorded in accordance with Safe Harbor's timekeeping policies and approved by the Company. Billable hours compensation will be paid in arrears on Safe Harbor's regular payroll schedule following approval, subject to all withholdings and deductions as required by law. Once your aggregate cash compensation in any calendar year, consisting of base salary paid plus billable hours compensation earned, reaches $240,000, billable hours will be compensated at a reduced rate of $75 per hour for the remainder of that calendar year. The assignment of billable client work is at Safe Harbor's discretion.

- **Benefits:** You will be eligible for Company benefits, including health, dental, and vision insurance, life and disability coverage, a 401(k) plan, and other benefits available to similarly situated employees.
- **Paid Time Off:** You will be eligible for Unlimited PTO after you have completed 90 days of service.

Business Equipment:

Safe Harbor will provide you with a laptop and any other business equipment necessary to facilitate your job duties. All equipment must be approved in advance and remains the property of Safe Harbor.

This offer is contingent upon the execution of this offer letter, completion of a satisfactory background check (which may be completed after your Start Date, in which case your continued employment is contingent upon its satisfactory completion), and the execution of a confidentiality agreement. We look forward to having you as part of our team and believe this opportunity will be both challenging and rewarding. If you have any questions, please let us know.

Sincerely,

/s/ Terrance Mendez
Terrance Mendez, CEO

11/2/2026
Date

Representations:

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform Safe Harbor about any such restrictions and provide Safe Harbor with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Safe Harbor without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Safe Harbor. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

You further acknowledge that you: (a) may become aware of information that may constitute material non-public information concerning the Company and/or SHF Holdings (collectively, the "Public Company"); and (b) trading in the Public Company's securities while in possession of material non-public information or communicating that information to any other person who trades in such securities could subject you to liability under the U.S. federal and state securities laws, and the rules and regulations

SAFE HARBOR

promulgated thereunder, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. You agree that you and your representatives will not trade in the Public Company's securities while in possession of material non-public information, or at all until you and your representatives can do so in compliance with all applicable laws and without breach of this agreement.

Section 16 Officer:

You will be designated an "officer" of SHF Holdings for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Accordingly, you will be subject to the reporting requirements of Section 16(a), including filing an initial statement of beneficial ownership on Form 3 within ten (10) days of becoming an officer and subsequent reports on Forms 4 and 5, as well as the short-swing profit recovery provisions of Section 16(b) and the short-sale prohibitions of Section 16(c). You will also be subject to SHF Holdings' Insider Trading Policy, including applicable blackout periods and pre-clearance procedures, and SHF Holdings' compensation recovery (clawback) policy adopted pursuant to Nasdaq Listing Rule 5608. The Company will assist you with your Section 16 filings, and you will be covered under SHF Holdings' directors' and officers' liability insurance and indemnification arrangements on the same basis as its other executive officers.

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with Safe Harbor is considered at will, meaning that either the Company or I may terminate this employment relationship at any time with or without cause or notice. Although my compensation and benefits may change from time to time, the at-will nature of my employment may only be changed by an express written agreement signed by an authorized officer of Safe Harbor.

/s/ Christopher McCabe
Chris McCabe

02/11/2026
Date